Exhibit 5.01

March 3, 2011

DexCom, Inc.

6340 Sequence Drive

San Diego, California 92121

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by DexCom, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 3, 2011, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,862,340 additional shares of the Company’s common stock reserved for issuance by the Company pursuant to Section 2.1 of the 2005 Equity Incentive Plan, as amended, (the “2005 Plan”) and an aggregate of 620,780 additional shares of the Company’s Common Stock (together, the “Stock”) reserved for issuance by the Company pursuant to Section 1 of the Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan” and together with the 2005 Plan, the “Plans”). The Stock is subject to issuance by the Company upon the exercise of (a) stock options, restricted stock units or purchase rights to be granted under the 2005 Plan or (b) purchase rights to be granted under the Purchase Plan. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Certificate of Incorporation filed with the Delaware Secretary of State on April 19, 2005, as certified by the Delaware Secretary of State on May 2, 2006;

(2)	the Company’s Amended & Restated Bylaws, as certified by the Company’s Secretary on November 15, 2010;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(5)	the 2005 Plan and forms of stock option agreement, stock option exercise agreement and restricted stock unit award agreement;

(6)	the Purchase Plan and form of subscription agreement;

(7)	the minutes of meetings and actions by written consent of the Company’s stockholders and the Company’s Board of Directors (the “Board”) that are contained in the Company’s minute books that are in our possession (the “Minute Book Contents”);

(8)	verification by the Company’s transfer agent as to the number of the Company’s issued and outstanding shares of capital stock as of February 28, 2011 and a list of all outstanding options, warrants and other rights to purchase shares of the Company’s capital stock prepared by the Company and dated February 28, 2011 (the “Stock Records”); and

(9)	a Management Certificate addressed to us and dated of even date herewith and executed by the Company containing certain factual and other representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing federal laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

We have assumed that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement filed as Exhibit 4.03 to Amendment No. 4 to the Registration Statement on Form S-1, dated March 24, 2005 (the “Rights Agreement”). Further, the opinion below does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the rights under the Rights Agreement (the “Rights”) at some future time based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

Based upon the foregoing, it is our opinion that (a) the Stock that may be issued and sold by the Company upon the exercise of (i) stock options, restricted stock units or purchase rights to be granted under the 2005 Plan and (ii) purchase rights to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the Plans and option, restricted stock unit or purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus will be validly issued, fully paid and nonassessable and (b) the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Rights Agreement, the associated Rights will be validly issued.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Stock and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP